Contact	Robert Grover	FOR IMMEDIATE RELEASE July 30, 2015
Telephone	800-429-3110 ext. 119
Email	Robert@Edventures.com
Website	www.Edventures.com

PCSV Discusses Strengthened Balance Sheet

Management Discusses Shareholder Confidence and Growth Strategy.

Boise, Idaho, July 30, 2015 -- PCS Edventures!.com, Inc. (PCSV), a leading provider of K-12 Science, Technology, Engineering and Mathematics (STEM) programs today elaborated on the details behind the removal of $159,901 in long term debt from the Balance Sheet as reported in an 8K filed July 23, 2015. Co-CEO Todd Hackett and three other shareholders executed convertible notes with a strike price of $0.15 share. "The conversion of this debt is a strong vote of confidence in the Company's future, said Mr. Hackett, as these are Rule 144 shares that must be held at least six months. This Company is turning around, and we are all excited to be part of the long term company vision."

In addition to the strengthened balance sheet, the Company is looking forward to its earnings announcement in a few weeks when the 10Q for FY2016 1st quarter will be released. Robert Grover, Co-CEO with Mr. Hackett said, "We are excited about the progress and growth in the Company, and are counting down to our annual shareholder's meeting set for September 25th. During that meeting we will be reviewing the successes to date, discussing the strategy behind our uplisting to the OTCQB, which is planned for August, and elaborating in more detail on our growth strategy for the Company."

The Company strategy aligns with the intersection of three rapid growth market segments - mobile learning, robotics, and STEM education. PCS has deep expertise and technology in STEM and robotics, including hardware, software, and a content library of over one hundred K12 STEM titles, ranging from introductory robotics and nanotechnology to drones and aerospace engineering. The Company growth strategy focuses on building distribution channels to monetize this IP and expertise through product sales and digital content delivery to homes, schools, afterschool programs, and EdventuresLab sites.

About PCS Edventures!

PCS Edventures!.com, Inc. (OTCPINK:PCSV) designs and delivers educational products and services to the K-12 market that develop 21st century skills. PCS programs emphasize hands-on experiences in Science, Technology, Engineering, Arts, and Math (STEAM) and have been deployed at over 7,000 sites in all 50 United States and 17 foreign countries. Additional information on our STEAM products is available at http://www.edventures.com.

PCS Edventures is headquartered in Boise, Idaho, and is listed on the OTC Pink platform under the symbol "PCSV."

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This update includes forward-looking statements. These forward-looking statements generally can be identified by phrases such as PCS Edventures, Inc. or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements herein that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statement.

Contact Information:

Investor Contact: Robert Grover (800) 429-3110, robert@edventures.com

Investor Relations Web Site: www.edventures.com/investors

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